UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2014

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	000-51734	37-1516132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

(317) 328-5660
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Dakota Oil Processing, LLC (“DOP”) is in the process of developing a 20,000 barrel per day crude oil diesel hydro-skimming refinery in Trenton, North Dakota (the “Trenton Refinery”). The Trenton Refinery is expected to commence operations in 2016. Calumet Lubricants Co., Limited Partnership (“Calumet”), a wholly owned subsidiary of Calumet Specialty Products Partners, L.P. (the “Partnership”), has entered into various agreements with DOP to govern the relationships of the parties thereto with respect to the Trenton Refinery. Each of the material agreements is described below.

Crude Oil Purchase Agreement

On June 17, 2014, Calumet entered into a Crude Oil Purchase Agreement (the “Crude Oil Purchase Agreement”) with DOP, pursuant to which Calumet has agreed to sell and deliver to DOP, and DOP has agreed to purchase from Calumet, 20,000 barrels of crude oil per day at a price equal to the amount per barrel paid by Calumet on an arms-length basis for crude oil delivered to DOP plus an agreed upon per barrel feedstock fee, which can be increased in certain circumstances. The Crude Oil Purchase Agreement is effective as of June 17, 2014, with deliveries commencing prior to the date that the Trenton Refinery commences commercial operations. The Crude Oil Purchase Agreement has an initial term of five years, will automatically renew for successive two-year periods and may be terminated by either party on written notice delivered at least 120 days prior to the end of the then-current term.

The foregoing description of the Crude Oil Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Crude Oil Purchase Agreement, a copy of which will be filed as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Refined Products Purchase Agreement

On June 17, 2014, Calumet entered into a Refined Products Purchase Agreement (the “Refined Products Purchase Agreement”) with DOP, pursuant to which DOP has agreed to sell and deliver to Calumet, and Calumet has agreed to purchase from DOP, certain refined products in quantities based on the specific volumes of each product that DOP in good faith expects to produce and have available to deliver to Calumet each calendar month, subject to certain written notice provisions. The Refined Products Purchase Agreement provides for Calumet to split the profits with DOP as provided therein. The Refined Products Purchase Agreement is effective as of June 17, 2014, with deliveries commencing on the date that the Trenton Refinery commences commercial operations. The Refined Products Purchase Agreement has an initial term of five years, will automatically renew for successive two-year periods and may be terminated by either party on written notice delivered at least 120 days prior to the end of the then-current term.

The foregoing description of the Refined Products Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Refined Products Purchase Agreement, a copy of which will be filed as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Railcar Sublease Agreement

On June 17, 2014, Calumet entered into a side letter (the “Side Letter”) with DOP, pursuant to which Calumet has agreed to sublease railcars from DOP under a to-be-executed Railcar Lease Agreement to be entered into between DOP and a lessor (the “Railcar Lease Agreement”). The Railcar Lease Agreement will contain the number of rail cars and/or volume capacity mutually acceptable to DOP and Calumet, rental charges, lease term and such other terms and conditions that are acceptable to Calumet in its reasonable discretion.

The foregoing description of the Side Letter does not purport to be complete and is qualified in its entirety by reference to the Side Letter, a copy of which will be filed as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Reserve Agreement

On June 17, 2014, Calumet entered into a Reserve Agreement (the “Reserve Agreement”) with DOP, pursuant to which Calumet is entitled to retain a profit threshold (the “Profit Threshold”) during each calendar year, in respect of (i) the feedstock fee provided for in the Crude Oil Purchase Agreement (the “Feedstock Fee”) and (ii) the profits that Calumet realizes pursuant to the Refined Products Purchase Agreement (the “RPPA Profits”). When the Profit Threshold is met during a calendar year, Calumet is required to deposit into an escrow account (the “Reserve Account”) on a monthly basis amounts received by Calumet in respect of the Feedstock Fee and the RPPA Profits in excess of the Profit Threshold, until the balance of the Reserve Account reaches a predetermined amount (the “Reserve Requirement”). The Reserve Account will be established with an escrow agent pursuant to an escrow agreement that Calumet and DOP have agreed to enter into. In the event that the balance in the Reserve Account subsequently falls below the Reserve Requirement and Calumet has exceeded the Profit Threshold in that calendar year, Calumet will be required to make additional deposits to the Reserve Account until it meets the Reserve Requirement. If the Profit Threshold is not met during any calendar year, then Calumet shall not be obligated to pay any monies into the Reserve Account during that calendar year.

Additionally, in the event DOP’s sales to Calumet under the Refined Products Purchase Agreement yield insufficient revenues, when combined with all other revenues of the Trenton Refinery, to satisfy the operating costs and debt service costs set forth in the annual budget for the Trenton Refinery, DOP shall be entitled to the funds in the Reserve Account, to the extent available, to replace such deficiency. Calumet shall thereafter resume making deposits until the Reserve Account has once again been funded to the Reserve Requirement.

The foregoing description of the Reserve Agreement does not purport to be complete and is qualified in its entirety by reference to the Reserve Agreement, a copy of which will be filed as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Item 8.01 Other Events.

On May 7, 2014, the Partnership announced that it had begun planned maintenance at its 60,000 barrel per day Shreveport, Louisiana refinery (“the refinery”). The primary focus of the planned maintenance, which included completion of upgrades to the flare system, inspection work on select units, inspection and repair of refinery utility systems and a change of catalyst on the lube oil hydrotreater, was originally anticipated to last approximately 14 days beginning on April 28, 2014.

During early 2014, weather-related events damaged several units at the refinery. In order to repair these affected units, the Partnership chose to extend the planned maintenance period from 14 days to approximately 30 days during the second quarter 2014. In early June 2014, both the planned maintenance and the unplanned repair work at the refinery were successfully completed to the satisfaction of the Partnership. The refinery is currently on-line and operating at planned rates. The Partnership continues to evaluate strategic alternatives for this facility, given the current feedstock and finished product pricing environment.

The Partnership expects that the extended outage at its Shreveport refinery, coupled with a rapid escalation in the cost per barrel of crude oil and the narrowing of fuel product crack spreads, will have an adverse impact on its second quarter 2014 results, which are expected to be released to the public in early August 2014.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

June 23, 2014	By:	/s/ R. Patrick Murray, II
Name: R. Patrick Murray, II
Title: Senior Vice President, Chief Financial Officer and Secretary

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